EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2020. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Recent Developments

Recent Public Health Developments

The Covid-19 outbreak continues in Indonesia. Daily cases of Covid-19 in Indonesia experienced a rapid increase from mid-May 2021 to late July 2021, primarily due to the Delta variant, and then decreased from late July 2021. As of September 10, 2021, the country had recorded approximately 4.1 million cases of Covid-19, of which over 138,000 were fatal. With the declining number of daily infections and the increased rate of vaccination, Indonesia has started to lift certain of the emergency restrictions, although restrictions on public activities remain in Java and Bali.

The Government continues to vaccinate the population, and as of September 10, 2021, approximately 40.8 million persons were fully vaccinated and approximately 71.1 million persons had received a single dose of a vaccine.

SDGs Government Securities Framework

In September 2021, the Republic published its SDGs Government Securities Framework for the issuance of green and blue bonds and sukuk and social and sustainability bonds and sukuk (which we collectively refer to as “green and SDG” securities). Under the framework, green and SDG securities will be issued to fund eligible expenditures with (a) green and blue focus of 10 categories, including (i) renewable energy, (ii) energy efficiency, (iii) resilience to climate change for highly vulnerable areas and sectors and disaster risk reduction, (iv) sustainable transport, (v) waste to energy and waste management, (vi) sustainable management of nature resources on land, (vii) sustainable management of natural resources on ocean, (viii) green tourism, (ix) green buildings and (x) sustainable water and wastewater management, and (b) social focus of four categories, comprising (i) employment generation and socioeconomic advancement and empowerment, (ii) food security and sustainable food systems, (iii) access to essential services and (iv) affordable basic infrastructure. The Republic believes that eligible expenditures will deliver environmental and social benefits and will be part of the Republic’s efforts in achieving its 2030 SDGs targets.

The Republic’s 2030 SDGs targets have been described in the Roadmap of SDGs Indonesia which was published by the Ministry of National Development Planning (Bappenas) pursuant to the Presidential Regulation no. 59/2017. The 2030 SDGs targets include 17 targets with respect to green, social and sustainable development such as, among others, eradication of poverty and hunger, improvement of education, health and well-being, reduced inequalities, affordable and clean energy, climate action, and sustainable cities and communities, and the Republic aims to achieve those targets or make substantial progress by 2030.

The Republic will implement an evaluation and selection process to seek to ensure that the proceeds from green and SDG securities are used for eligible expenditures. The process involves a budget tagging process where various ministries will select and tag projects that will be reviewed primarily by the Ministry of Finance for expenditures with green and blue focus and by the Bappenas for expenditures with social focus. Tagged projects that fall into one or more of the eligibility criteria and that have a project development timeline consistent with the tenor of the relevant green and SDG securities may be approved by the Bappenas and the Ministry of Finance, in coordination with other line ministries, to be funded by the proceeds of the relevant green and SDG securities.

The Ministry of Finance will manage and allocate the proceeds from each issue of green and SDG securities and the ministries utilizing the proceeds will track, monitor and report to the Ministry of Finance the environmental and social benefits of the eligible expenditures in their portfolio. A green and SDG securities allocation register will be established to record the allocation of proceeds therefrom. For each issue of green and SDG securities, the Republic will report the fund allocation and the respective impacts annually. This reporting policy is not a contractual obligation of the Republic, and the Republic may decide to change its reporting policy or not comply with the policy at any time. If the Republic does provide such reports, they will be published on a designated page of the Ministry of Finance’s website.

There is currently no market consensus on what precise attributes are required for a particular project or series of notes to be defined as “green” or “social,” and therefore the Republic gives no assurance that selected projects will meet expectations regarding environmental or social performance. Although the projects will be selected in accordance with the categories recognized under the SDGs Government Securities Framework, and will be developed in accordance with relevant legislation and standards, the projects may fail to deliver the benefits as anticipated, and there can be no assurance that adverse environmental and/or social impacts will not occur during the design, construction, commissioning and operation of the projects.

Selected Key Economic Indicators

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

	Year Ended December 31,					Six Months Ended June 30,
	2016L	2017L	2018L	2019L	2020P	2021P
National account and prices:
Real GDP growth (period-on-period)	5.0%	5.1%	5.2%	5.0%	(2.1)%	3.1%
Per capita GDP (in millions of Rupiah)	48.0	51.9	56.0	59.1	56.9	N/A
Per capita GDP (in U.S. dollars)(1)	3,604	3,877	3,927	4,175	3,912	N/A
Average exchange rate (Rupiah per U.S. dollar)(2)	13,305	13,385	14,246	14,139	14,525	14,317
Inflation rate ((year-on-year) change in CPI)	3.0%	3.6%	3.1%	2.7%	1.7%	1.3%
External sector:
Current account (% of GDP)(3)	(1.8)%	(1.6)%	(2.9)%	(2.7)%	(0.4)%	(0.6)%
Fiscal account:
Budget deficit (% of GDP)	(2.5)%	(2.5)%	(1.8)%	(2.2)%	(6.1)%	(1.7)%
External debt of the central Government (in trillions of Rupiah)	1,496.3	1,648.2	1,857.4	1,815.1	2,041.0	2,111.2
Debt service ratio (% of Government revenue)	32.5%	34.0%	39.1%	42.8%	45.4%	25.6%

Sources:    Statistics Indonesia (Badan Pusat Statistik (“BPS”)), BI and Ministry of Finance

L	Laporan Keuangan Pemerintah Pusat (“LKPP”) (Financial Report of Central Government/Audited).
P	Preliminary.

(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates were used: Rp13,305 per U.S.$ for 2016, Rp13,385 per U.S.$ for 2017, Rp14,257 per U.S.$ for 2018, Rp14,148 per U.S.$ for 2019 and Rp14,556 per U.S.$ for 2020. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

(2)

Official average exchange rate for the relevant period published by BI in its annual report, except for 2021 which was based on Bank Indonesia’s calculation (average exchange rate up to August 31, 2021).

(3)

As published by Bank Indonesia in Indonesia’s balance of payments report, with second quarter 2021 data as published by Bank Indonesia in Bank Indonesia’s balance of payments report for the second quarter 2021.

Foreign Relations and International and Regional Organizations

The following table shows Indonesia’s capital participation in major international financial organizations as of June 30, 2021.

			As of June 30, 2021 contributed capital
Name of organization	Year of admission		Subscribed	Paid in
	(in millions of U.S. dollars)
Asian Development Bank(1)	1966		8,246.1	412.4
IMF(1)	1966	(2)	6,630.6	6,630.6
World Bank Group
International Bank for Reconstruction and Development	1966	(2)	2,919.0	183.7
International Development Association	1968		141.6	53.0
International Finance Corporation	1968	(3)	241.0	241.0
Multilateral Investment and Guarantee Agency	1986		20.0	3.8
Islamic Development Bank(4)	1975		1,623.2	205.8
International Islamic Trade Finance Corporation	1992		2.1	2.1
The Islamic Corporation for the Insurance of Investment and Export Credit(4)	1992		0.7	0.4
Islamic Corporation for the Development of the Private Sector	1992		22.2	22.2
International Fund for Agricultural Development	1977		82.0	75.0
Common Fund for Commodities	1980		1.3	1.3
Credit Guarantee and Investment Facility	2012		21.6	15.6
ASEAN Infrastructure Investment Bank	2015		3,360.7	672.1
ASEAN Infrastructure Fund	2012		120.0	120.0
International Rubber Consortium Limited	2002		4.0	4.0

Source:    Bank Indonesia and Ministry of Finance

(1)	Denominated in Special Drawing Rights (“SDR”) of the IMF. Converted to U.S. dollars using the exchange rate on June 30, 2021 of U.S.$1.42642 to SDR 1.
(2)	Indonesia rejoined the IMF and the International Bank for Reconstruction and Development in 1966, it originally became a member of these organizations in 1954 and resigned its memberships in 1965.
(3)	Indonesia rejoined the International Finance Corporation in 1968, it originally became a member in 1956 and resigned its membership in 1961.
(4)	Denominated in ID (ID 1 = SDR 1). See footnote (1) above.

Economy and Gross Domestic Product

Principal Sectors of the Economy

Indonesia’s principal economic sectors are the manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The following tables show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,		Six Months Ended June 30,
	2020P	%	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	307,606	2.0	158,166	2.1	158,029	1.9
Non-Coal, Oil and Gas Manufacturing Industries	2,760,435	17.9	1,358,020	17.8	1,435,018	17.6

Total Manufacturing Industry	3,068,042	19.9	1,516,187	19.9	1,593,047	19.6
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,995,470	12.9	990,888	13.0	1,066,216	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,574,977	10.2	805,612	10.6	840,719	10.3
Forestry and Logging	108,640	0.7	53,804	0.7	51,582	0.6
Fishery	431,469	2.8	213,844	2.8	228,322	2.8

Total Agriculture, Forestry, and Fishery	2,115,086	13.7	1,073,260	14.1	1,120,624	13.8
Mining and Quarrying
Oil, Gas and Geothermal Mining	332,560	2.2	165,309	2.2	212,544	2.6
Coal and Lignite Mining	283,195	1.8	155,663	2.0	212,318	2.6
Metal Ore	130,957	0.8	58,119	0.8	94,097	1.2
Other Mining and Quarrying	246,831	1.6	119,836	1.6	122,398	1.5

Total Mining and Quarrying	993,542	6.4	498,928	6.6	641,356	7.9
Construction	1,652,660	10.7	809,160	10.6	851,125	10.4
Government Administration, Defense Compulsory Social Security	580,175	3.8	281,500	3.7	294,255	3.6
Information and Communication	695,839	4.5	338,739	4.5	367,037	4.5
Transportation and Warehousing	689,701	4.5	334,765	4.4	345,614	4.2
Financial and Insurance Service	696,066	4.5	348,305	4.6	366,314	4.5
Education Service	549,397	3.6	260,232	3.4	269,343	3.3
Other*	1,837,029	11.9	900,836	11.8	940,544	11.5

Gross Value Added at Basic Prices	14,873,005	96.4	7,352,800	96.6	7,855,476	96.4
Taxes less Subsidies on Products	561,147	3.6	257,564	3.4	290,852	3.6

Total GDP	15,434,152	100.0	7,610,364	100.0	8,146,328	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant prices)

	Year Ended December 31,		Six Months Ended June 30,
	2020P	%	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	202,604	1.9	104,726	2.0	102,187	1.9
Non-Coal, Oil and Gas Manufacturing Industries	2,007,317	18.7	992,015	18.7	1,021,586	18.7

Total Manufacturing Industry	2,209,920	20.6	1,096,741	20.7	1,123,773	20.6
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,386,695	12.9	687,982	13.0	714,949	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,060,823	9.9	539,582	10.2	548,689	10.1
Forestry and Logging	63,196	0.6	31,439	0.6	29,373	0.5
Fishery	254,112	2.4	126,243	2.4	131,380	2.4

Total Agriculture, Forestry, and Fishery	1,378,131	12.9	697,264	13.2	709,442	13.0
Mining and Quarrying
Oil, Gas and Geothermal Mining	272,583	2.5	137,897	2.6	129,639	2.4
Coal and Lignite Mining	245,499	2.3	123,879	2.3	127,017	2.3
Metal Ore	105,829	1.0	50,939	1.0	61,629	1.1
Other Mining and Quarrying	166,564	1.6	81,332	1.5	81,797	1.5

Total Mining and Quarrying	790,475	7.4	394,046	7.4	400,082	7.3
Construction	1,072,335	10.0	527,084	10.0	536,135	9.8
Government Administration, Defense Compulsory Social Security	365,441	3.4	178,620	3.4	184,228	3.4
Information and Communication	651,931	6.1	317,315	6.0	341,991	6.3
Transportation and Warehousing	393,482	3.7	191,327	3.6	196,537	3.6
Financial and Insurance Service	457,482	4.3	229,038	4.3	234,486	4.3
Education Service	350,330	3.3	167,299	3.2	170,636	3.1
Other*	1,276,373	11.9	627,021	11.8	649,778	11.9

Gross Value Added at Basic Prices	10,332,595	96.4	5,113,737	96.6	5,262,037	96.4
Taxes less Subsidies on Products	389,848	3.6	179,230	3.4	194,814	3.6

Total GDP	10,722,443	100.0	5,292,967	100.0	5,456,851	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

During the six months ended June 30, 2021, Indonesia’s manufacturing industry grew by 2.5%. Non-coal, oil and gas manufacturing industries grew by 3.0%, mainly driven by growth in the basic metal industry subsector and transportation equipment industry subsector, which grew by 12.7% and 10.8% respectively as compared to the same period in 2020.

Wholesale and retail trade; repair of motor vehicles and motorcycles

During the six months ended June 30, 2021, the wholesale and retail trade, repair of motor vehicles and motorcycles sector increased by 3.9% as compared to the same period in 2020. This was driven by the trade of cars, motorbikes and the repair subsector, which grew by 12.3%, as a result of the implementation of sales tax incentives on luxurious goods.

Agriculture, forestry and fishery

During the six months ended June 30, 2021, the agriculture, forestry and fishery sector grew by 1.8% as compared to the same period in 2020. This growth was mainly driven by the fishery subsector, which grew by 4.1% compared to the same period in 2020. This growth was offset by a decline in the forestry and logging subsector, which contracted by 6.6%.

Mining and Quarrying

During the six months ended June 30, 2021, the mining and quarrying sector grew by 1.5%, as compared to the same period in 2020. This was mainly driven by the metal ore mining subsector, which grew by 21.0% compared to the same period in 2020, while the oil, gas and geothermal mining subsector contracted by 6.0% compared to the same period in 2020.

Oil and Natural Gas

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

	Year Ended December 31,	Eight Months Ended August 31,
	2020P	2021P
	(in U.S. dollars per barrel)
ICP(1)	40.4	67.8

Sources:    Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)

ICP is calculated as the sum of the Dated Brent and Alpha prices. Dated Brent is calculated based on the publication average of the current month, while Alpha is calculated based on publication average within the current month or the publication average within the current month and the previous month, taking into account the quality of crude oil, development of international crude oil prices, and/or national energy resilience.

Construction

During the six months ended June 30, 2021, the construction sector grew by 1.7%, compared to the same period in 2020. This is in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities.

Transportation and Warehousing

During the six months ended June 30, 2021, the transportation and warehousing sector grew by 2.7%, compared to the same period in 2020. This was partly due to increased passengers’ mobility in public transportation.

Information and Communication

During the six months ended June 30, 2021, the information and communication sector grew by 7.8%, compared to the same period in 2020. This was primarily due to an increase in data traffic in telecommunications industry as a result of the work-from-home and school-from-home arrangements.

Gross Domestic Product by Expenditure

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,		Six Months Ended June 30,
	2020P	%	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
GDP	15,434,152	100.0	7,610,364	100.0	8,146,328	100.0
Add: Imports of goods and services	2,472,899	16.0	1,250,360	16.4	1,513,549	18.6

Total supply of goods and services	17,907,051	116.0	8,860,724	116.4	9,659,876	118.6
Less: Exports of goods and services	2,649,787	17.2	1,253,299	16.5	1,611,289	19.8

Total domestic expenditure	15,257,264	98.9	7,607,424	100.0	8,048,588	98.8

Allocation of total domestic expenditure:
Household consumption expenditure	8,900,011	57.7	4,413,265	58.0	4,559,278	56.0
NPISHs consumption expenditure	201,276	1.3	100,248	1.3	101,741	1.2
Government consumption expenditure	1,433,686	9.3	574,271	7.5	619,847	7.6

Total consumption	10,534,974	68.3	5,087,783	66.9	5,280,865	64.8
Gross domestic fixed capital formation	4,897,786	31.7	2,378,493	31.3	2,516,521	30.9
Change in inventories (residual)(1)	(175,496)	(1.1)	141,147	1.9	251,201	3.1

Total domestic expenditure	15,257,264	98.9	7,607,424	100.0	8,048,588	98.8

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)

	Year Ended December 31,		Six Months Ended June 30,
	2020P	%	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
GDP	10,722,443	100.0	5,292,967	100.0	5,456,851	100.0
Add: Imports of goods and services	1,740,166	16.2	872,759	16.5	1,023,730	18.8

Total supply of goods and services	12,462,609	116.2	6,165,726	116.5	6,480,581	118.8
Less: Exports of goods and services	2,092,038	19.5	1,021,142	19.3	1,210,192	22.2

Total domestic expenditure	10,370,571	96.7	5,144,584	97.2	5,270,389	96.6

Allocation of total domestic expenditure:
Household consumption expenditure	5,780,218	53.9	2,869,864	54.2	2,919,083	53.5
NPISHs consumption expenditure	130,193	1.2	64,953	1.2	64,971	1.2
Government consumption expenditure	872,558	8.1	354,544	6.7	374,006	6.9

Total consumption	6,782,970	63.3	3,289,362	62.1	3,358,060	61.5
Gross domestic fixed capital formation	3,419,704	31.9	1,667,520	31.5	1,725,182	31.6
Change in inventories (residual)(1)	167,897	1.6	187,701	3.5	187,147	3.4

Total domestic expenditure	10,370,571	96.7	5,144,584	97.2	5,270,389	96.6

Source:    BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of August 31,
	2020	2021
CPI(1)	105.7	106.6
Annual percentage year-on-year	1.7%	1.6%

Source:    BPS

(1)

Calculated on the basis of 2018 CPI = 100 for 2020 and 2021. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia.

Inflation by Commodity(1)(2)

	Year Ended December 31,	Eight Months Ended August 31,
	2020	2020	2021
Food, drinks, and tobacco	3.6	0.8	3.3
Clothing and Footwear	1.0	1.1	1.0
Housing, water, electricity, and household fuel	0.4	0.6	0.4
Household equipment, tools, and routine maintenance	1.0	1.6	2.0
Health	2.8	3.7	2.1
Transportation	(0.9)	(0.1)	0.3
Information, communication, and financial services	(0.4)	(0.2)	(0.02)
Recreation, sports, and culture	0.7	1.2	0.7
Education	1.4	1.6	2.3
Food and beverage providers/restaurant	2.3	2.5	2.6
Personal care and other services	5.8	7.5	0.6

Source:    BPS

(1)	Annual percentage year-on-year.
(2)

From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia. The categories of commodities measured under the cost of living survey changed between the 2012 and the 2018 surveys. Accordingly, inflation by commodity for 2020 and 2021 may not be directly comparable to prior periods.

As of August 2021, annual inflation was 1.6%, which was slightly higher than the 1.5% annual inflation in July 2021. This was primarily due to increases in the prices for: food, drinks and tobacco; health; education; and household equipment, tools, and routine maintenance, which increased at 3.3%, 2.1%, 2.3% and 2.0%, respectively. The CPI in Indonesia increased by 0.03% in August 2021 from the previous month.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. In the second quarter of 2021, Java contributed 57.9% of the country’s GDP, Sumatera contributed 21.7%, Kalimantan contributed 8.2%, Sulawesi contributed 6.9%, Bali and Nusa Tenggara contributed 2.9%, and Maluku and Papua contributed 2.4%.

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	19,348	10,164	10,910
Debt instrument	(455)	(35)	383

Total direct investments	18,893	10,129	11,293

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Portfolio investments:
Equity securities	(4,362)	(2,183)	1,190
Debt securities	8,929	5,853	8,715

Total portfolio investments	4,567	3,670	9,905
Financial derivatives	(1,291)	(1,152)	(383)
Other investments	2,444	1,340	(5,863)

Total foreign investment	24,613	13,987	14,953

Source:    Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
North America	788	688	230
USA	617	519	191
Canada	17	2	39
Other North America(2)	154	167	0
Central and South America	1,551	762	660
Argentina	0	0	0
Brazil	3	2	(3)
Mexico	0	0	0
Cayman Islands	100	50	(6)
Other Central and South America	1,447	710	669
Europe	(1,008)	(944)	491
European Union	(998)	(984)	455
Austria	58	23	(67)
Belgium	(17)	(5)	5
Denmark	5	7	(8)
Finland	15	5	(3)
France	(45)	(50)	16
Germany	(48)	19	130
Greece	0	0	0
Ireland	34	24	17
Italy	(409)	(242)	(189)
Luxembourg	(1)	15	0
Netherlands	(94)	33	230
Portugal	0	0	0
Spain	12	11	21
Sweden	(8)	(2)	(5)
United Kingdom	(499)	(821)	308
Other European Union	0	(1)	0
Russia	23	0	0
Turkey	4	2	6
Other Europe	(37)	38	30

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Asia	16,902	9,901	10,043
Japan	2,084	1,961	1,174
People’s Republic of China	904	295	4,127
South Korea	1,529	515	738
India	302	304	207
Hong Kong SAR	2,613	1,489	1,418
Taiwan	944	612	53
Saudi Arabia	39	39	1
ASEAN	7,906	4,735	2,325
Brunei Darussalam	0	0	0
Cambodia	2	2	1
Lao PDR	—	0	0
Malaysia	413	380	5
Myanmar	1	0	0
Philippines	0	(2)	5
Singapore	4,153	1,263	2,224
Thailand	3,212	3,096	88
Vietnam	126	(4)	3
Other Asia	580	(50)	(1)
Australia and Oceania	190	158	142
Australia	185	155	140
New Zealand	4	3	2
Other Australia and Oceania	1	1	0
Africa	(29)	(61)	(22)
South Africa	25	25	0
Other Africa	(55)	(87)	(22)
Others	(84)	(106)	16

Total	18,310	10,399	11,561

Source:    Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Equity capital(1)	19,348	10,164	10,910
Debt instruments:
Inflow	41,405	20,443	20,221
Outflow	(41,860)	(20,478)	(19,838)
Total debt instruments	(455)	(35)	383

Total direct investments	18,893	10,129	11,293

Memorandum(2)
Direct investment in Indonesia	18,310	10,399	11,561

Source:    Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2020, despite the exceptional global financial market uncertainty caused by the Covid-19 pandemic, net foreign direct investment was maintained at U.S.$18.9 billion, down from U.S.$25.0 billion in 2019. Foreign direct investment inflows in 2020 were primarily attributable to a net inflow of equity capital relating to the acquisition of a domestic bank by a company from Thailand and in the form of debt instruments relating to global bond issuances by mining companies through foreign affiliates. The financial intermediaries and manufacturing sectors were still the main contributors to net foreign direct investment inflows in 2020. ASEAN countries were the main contributors to foreign direct investment inflows, followed by other Asian emerging markets (including China).

The net foreign direct investment increased by U.S.$1.2 billion to U.S.$11.3 billion in the first half of 2021, compared with U.S.$10.1 billion in the same period last year, primarily in the form of equity capital in line with the promising national economic outlook. The other sectors (including service and properties) and manufacturing sectors were the main contributors to net foreign direct investment inflows in the first half of 2021. Based on country of origin, investors from Asian emerging market (including China) were the main contributors to foreign direct investment inflows, followed by ASEAN countries.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Equity securities:
Inflows	44,300	22,417	28,558
(Outflows)	(48,662)	(24,600)	(27,367)
Net equity securities	(4,362)	(2,183)	1,190
Debt securities (net)	8,929	5,853	8,715

Total portfolio investments	4,567	3,670	9,905

Source:    Bank Indonesia

P	Preliminary.

In the first half of 2021, foreign capital inflows in the form of portfolio investments recorded an increase to U.S.$9.9 billion, from U.S.$3.7 billion in the same period of last year. The higher surplus during the first half of 2021 was primarily attributable to the issuance of global bonds and increasing foreign capital inflows in the stock market especially in the first quarter of 2021.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	3,902	2,130	537
Debt repayments	(5,502)	(2,092)	(2,038)

Total bank sector	(1,600)	38	(1,501)
Corporate sector:
Disbursements	20,919	11,436	6,914
Debt repayments	(17,859)	(9,408)	(11,384)

Total corporate sector	3,060	2,028	(4,470)
Other (net)(1)	984	(726)	109

Total other investments	2,444	1,340	(5,863)

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In the first half of 2021, other foreign investments recorded a deficit of U.S.$5.9 billion, reversing the surplus of U.S.$1.3 billion in the first half of 2020. The deficit was primarily stemming from a net repayment of government and corporate sector loans.

Direct Investment Realizations

Foreign Direct Investment

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,184	667	485
Forestry	43	26	24
Fishery	48	40	10
Mining	2,005	874	1,453

Total Primary Sector	3,280	1,608	1,972

Secondary sector:
Food Industry	1,592	803	1,502
Textile Industry	280	146	163
Leather Goods & Footwear Industry	214	91	187
Wood Industry	85	20	28
Paper and Printing Industry	943	232	247
Chemical and Pharmaceutical Industry	1,743	916	818
Rubber and Plastic Industry	291	146	159
Non Metallic Mineral Industry	248	169	220
Metal, Industry not Machinery & Electronic Industry	5,969	2,851	3,478
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	601	222	371
Motor Vehicles & Other Transport Equipment Industry	942	274	961
Other Industry	294	155	141

Total Secondary Sector	13,202	6,025	8,277

Tertiary sector:
Electricity, Gas & Water Supply	4,614	2,332	1,446
Construction	190	142	17
Trade & Repair	434	238	279
Hotel & Restaurant	441	269	188
Transportation, Storage & Communication	3,580	1,455	1,760
Housing, Ind. Estate & Office Building	2,191	1,129	1,274
Other Services	733	385	437

Total Tertiary Sector	12,184	5,951	5,401

Total	28,666	13,583	15,650

Source:    BKPM

(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in billions of Rupiah)
Primary Sector
Food Crops, Plantation & Livestock	32,096	19,017	16,087
Forestry	1,164	719	304
Fishery	565	167	607
Mining	13,755	9,134	11,099

Total Primary Sector	47,580	29,036	28,097

Secondary sector:
Food Industry	27,873	18,076	14,691
Textile Industry	2,103	651	1,159
Leather Goods & Footwear Industry	395	160	143
Wood Industry	1,263	669	404
Paper and Printing Industry	3,746	2,415	5,400
Chemical and Pharmaceutical Industry	22,526	6,336	8,376
Rubber and Plastic Industry	4,429	2,730	3,225
Non Metallic Mineral Industry	5,862	3,759	4,733
Metal, Industry not Machinery & Electronic Industry	8,858	4,166	6,817
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	1,156	409	130
Motor Vehicles & Other Transport Equipment Industry	2,556	2,062	678
Other Industry	2,051	1,367	547

Total Secondary Sector	82,818	42,800	46,302

Tertiary sector:
Electricity, Gas & Water Supply	35,519	14,924	23,148
Construction	68,289	25,949	19,487
Trade & Repair	16,748	8,506	10,979
Hotel & Restaurant	10,203	5,060	8,904
Transportation, Storage & Communication	93,283	55,373	27,778
Housing, Ind. Estate & Office Building	44,853	16,708	42,148
Other Services	14,243	8,663	7,429

Total Tertiary Sector	283,138	135,185	139,871

Total	413,536	207,020	214,270

Source:    BKPM

(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work.

Foreign Trade and Balance of Payments

Exports and Imports

Exports and Imports

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	8,480	4,065	6,355
Non-oil and gas exports (f.o.b.)	154,875	72,299	97,343

Total exports (f.o.b.)	163,355	76,364	103,698
Total imports (c.i.f.)	(142,147)	(71,397)	(92,497)

Balance of trade	21,208	4,967	11,201

Source:    Bank Indonesia

P	Preliminary.

In the first half of 2021, Indonesia recorded a trade surplus of U.S.$11.2 billion, which soared from the U.S.$5.0 billion surplus in the same period of 2020. The higher trade surplus was caused by a 35.8% year-on-year increase in exports, which was higher than the 29.6% year-on-year increase in imports. The improvement of export performance was due to stronger demand from main trading partner countries, coupled with higher international commodity prices. Consistent with stronger exports, imports also experienced an uptick compared to the same period last year as the domestic economy continues to recover.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,	Seven Months Ended July 31,
	2020R	2020R	2021P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	154,940.7	85,430.4	113,767.2
Oil and gas exports	8,251.1	4,588.6	6,806.4

Total exports	163,191.8	90,019.0	120,573.6

Imports:
Non-oil and gas imports	127,312.0	72,879.1	92,849.9
Oil and gas imports	14,256.8	8,488.4	13,304.4

Total imports	141,568.8	81,367.5	106,154.3

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
General merchandise	157,813,244	73,028,733	102,758,886
Agricultural
Coffee bean	808,635	366,981	337,927
Tea	66,850	33,073	31,539
Spices	706,632	270,568	334,427
Tobacco	63,743	27,377	20,696
Cocoa bean	77,023	26,547	21,952
Shrimp and prawn	1,558,668	714,896	752,014
Other agricultural products	2,911,091	1,350,927	1,500,193

Total Agricultural products	6,192,642	2,790,368	2,998,748

Manufacture products
Textile and Textile products	10,598,554	5,161,177	5,886,779
Processed wood products	3,514,645	1,704,835	2,027,132
Palm oils	17,289,749	7,416,209	11,578,353
Chemicals	3,957,653	1,914,631	3,374,720
Base metal products	16,696,618	7,367,479	12,649,823
Electrical apparatus, measuring instruments and others	9,400,790	4,171,704	5,596,241
Cement	322,887	129,698	237,085
Paper and paper products	4,243,152	2,111,812	2,189,650
Processed rubber	5,264,533	2,424,629	3,530,619
Oil products(1)	1,312,539	696,258	745,070
Liquefied Petroleum Gas(1)	416	215	1,153
Other manufacture products	51,720,860	23,567,544	31,955,681

Total Manufacture products	124,322,396	56,666,190	79,772,306

Mining products
Copper ore	2,412,204	485,119	2,057,745
Nickel ore	0	0	0
Coal	16,443,058	8,998,842	11,609,592
Bauxite	555,518	317,194	232,519
Crude oil(1)	1,426,591	274,901	2,145,619
Natural Gas(1)	5,111,340	2,802,908	2,953,815
o/w LNG	3,359,689	1,926,385	1,668,914
Other mining products	404,904	184,931	208,425

Total Mining products	26,353,614	13,063,895	19,207,715

Other merchandise(2)	944,593	508,280	780,117
Other goods(3)	5,541,878	3,335,574	939,335

Total Exports	163,355,122	76,364,308	103,698,221

Memorandum(4)
Non-oil & gas exports	154,874,741	72,299,321	97,343,311
Oil & gas exports	8,480,381	4,064,987	6,354,910

Source:    Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
America
North America
United States of America	18,594,853	8,571,705	11,530,533
Canada	782,733	368,350	486,675
Other North America	1,021	386	780
Total North America	19,378,608	8,940,440	12,017,987
Central and South America
Argentina	157,271	73,009	109,085
Brazil	1,017,307	428,622	697,404
Mexico	883,204	466,170	566,561
Other Central and South America	1,112,753	519,319	788,208

Total Central and South America	3,170,535	1,487,120	2,161,258

Total America	22,549,143	10,427,560	14,179,245

Europe
European Union
Netherlands	3,106,339	1,517,950	2,069,338
Belgium	1,175,519	584,224	704,416
United Kingdom	1,264,374	549,399	681,633
Italy	1,740,505	879,447	1,119,276
Germany	2,407,245	1,116,373	1,367,288
France	913,922	440,413	491,176
Spain	1,509,349	797,727	1,040,732
Other European Union	2,106,142	1,025,708	1,217,086

Total European Union	14,223,394	6,911,241	8,690,945

Russia	971,609	408,963	721,228
Turkey	1,046,747	500,234	767,851
Other Europe	2,796,242	1,296,885	1,105,955

Total Europe	19,037,992	9,117,323	11,285,980

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	128,789	54,944	89,201
Philippines	5,892,160	2,580,113	3,917,028
Cambodia	540,472	285,731	290,463
PDR Laos	5,038	2,653	3,295
Malaysia	7,985,113	3,495,062	5,790,565
Myanmar	1,030,922	502,891	511,384
Singapore	10,817,048	5,751,217	5,709,134
Thailand	5,086,067	2,448,972	3,733,052
Vietnam	4,937,619	2,149,386	3,374,301

Total ASEAN	36,423,227	17,270,969	23,418,423

Hong Kong SAR	2,003,349	1,247,949	830,228
India	10,350,802	4,713,886	5,646,536
Iraq	185,901	91,211	105,427
Japan	13,472,202	6,596,820	7,880,842
South Korea	6,334,797	3,215,989	4,031,799
Pakistan	2,374,442	959,307	1,607,949
People’s Republic of China	31,557,501	13,601,266	22,223,803
Saudi Arabia	1,337,231	686,284	773,313
Taiwan	4,232,878	2,020,649	2,676,450
Other Asia and Middle East	5,714,233	2,780,614	3,785,610

Total Asia and Middle East	113,986,564	53,184,944	72,980,381

Australia and Oceania
Australia	2,506,086	1,130,231	1,628,165
New Zealand	479,782	219,783	330,628
Other Australia and Oceania	373,653	161,712	171,523

Total Australia and Oceania	3,359,521	1,511,725	2,130,317

Africa
South Africa	572,239	251,843	421,377
Other Africa	2,912,644	1,365,577	1,923,891

Total Africa	3,484,883	1,617,420	2,345,268

Unclassified exports(1)	937,019	505,335	777,031

Total (f.o.b.)	163,355,122	76,364,308	103,698,221

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
General Merchandise	140,245,219	70,833,515	91,322,304
Consumption Goods
Food and beverages, primary, mainly for household	2,311,232	1,067,988	1,156,022
Food and beverages, processed, mainly for household	3,123,868	1,502,429	1,836,345
Passenger motor cars	305,712	186,862	182,187
Transport equipment, nonindustrial	202,426	100,274	102,233
Durable consumer goods	1,777,178	813,524	1,155,652
Semi-durable consumer goods	3,198,551	1,492,144	1,730,377
Non-durable consumer goods	2,608,670	1,289,348	2,281,686
Fuels and lubricants, processed, oil products(2)	3,666,469	1,859,018	3,162,167
Goods not elsewhere specified	781,049	537,081	153,066

Total Consumption Goods	17,975,155	8,848,667	11,759,736

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	5,006,804	2,715,931	3,278,195
Food and beverages, processed, mainly for industry	3,763,531	2,175,980	2,556,070
Industrial supplies, primary	4,545,622	2,231,191	3,257,431
Industrial supplies, processed	48,763,004	25,066,438	32,538,773
Parts and accessories for capital goods	17,749,286	8,561,885	10,151,999
Parts and accessories for transport equipment	5,800,391	3,114,460	3,656,112
Fuels and lubricants, primary	4,459,708	2,651,282	5,002,126
o/w Crude oil(2)	3,557,106	2,207,390	4,261,774
Fuels and lubricants, processed	7,772,769	4,026,200	5,545,809
o/w Oil products(2)	4,533,505	2,298,599	3,299,649
o/w Liquefied Petroleum Gas(2)	2,809,927	1,506,733	1,918,702

Total Raw materials and auxiliary goods	97,861,114	50,543,367	65,986,514

Capital Goods
Capital goods (except transport equipment)	21,970,509	10,286,012	11,760,164
Passenger motor cars	305,712	186,862	182,187
Other transport equipment, industrial	1,714,339	761,742	1,369,206

Total Capital Goods	23,990,560	11,234,616	13,311,558

Other merchandise(3)	418,390	206,864	264,497
Other goods(4)	1,901,635	563,587	1,174,881

Total	142,146,854	71,397,102	92,497,186

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
		(in thousands of U.S. dollars)
America
North America
United States of America	8,417,952	4,215,749	5,057,712
Canada	1,623,021	831,784	1,048,899
Other North America	1	0	0

Total North America	10,040,973	5,047,533	6,106,610

Central and South America
Argentina	1,740,897	1,185,738	974,377
Brazil	2,275,776	1,127,484	1,267,225
Mexico	238,295	121,770	109,941
Other Central and South America	500,835	267,362	255,201
Total Central and South America	4,755,804	2,702,353	2,606,745

Total America	14,796,777	7,749,886	8,713,355

Europe
European Union
Netherlands	820,167	445,207	414,235
Belgium	513,385	288,521	262,310
United Kingdom	984,941	457,542	505,688
Italy	1,521,690	685,187	876,446
Germany	2,939,619	1,517,657	1,394,194
France	1,420,698	642,137	633,479
Spain	440,412	220,569	233,743
Other European Union	2,412,368	1,236,088	1,043,139

Total European Union	11,053,278	5,492,908	5,363,233

Russia	843,722	461,603	495,076
Turkey	273,981	152,223	159,299
Other Europe	2,317,252	1,040,575	827,591

Total Europe	14,488,232	7,147,310	6,845,198

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
		(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	71,940	60,982	114,661
Philippines	556,337	271,949	531,453
Cambodia	44,258	25,368	25,788
PDR Laos	42,290	22,393	18,354
Malaysia	6,992,397	3,118,125	4,351,968
Myanmar	187,175	108,627	100,946
Singapore	13,895,102	7,141,530	9,120,562
Thailand	6,289,009	3,618,214	4,121,474
Vietnam	2,983,247	1,469,375	2,043,341

Total ASEAN	31,061,756	15,836,563	20,428,548

Hong Kong SAR	4,015,843	1,950,392	2,755,418
India	3,595,103	1,688,657	3,236,943
Iraq	301	19	38
Japan	11,001,764	6,274,484	6,956,815
South Korea	7,063,543	3,441,732	4,716,734
Pakistan	196,596	113,645	123,326
People’s Republic of China	38,202,228	17,742,820	24,404,383
Saudi Arabia	2,559,806	1,369,855	1,894,075
Taiwan	3,610,972	1,758,770	2,025,639
Other Asia and Middle East	3,791,845	1,938,935	2,641,132

Total Asia and Middle East	105,099,757	52,115,871	69,183,050

Australia and Oceania
Australia	4,499,423	2,342,124	4,246,379
New Zealand	750,076	392,490	465,732
Other Australia and Oceania	167,923	51,537	12,691

Total Australia and Oceania	5,417,421	2,786,151	4,724,802

Africa
South Africa	258,480	121,124	263,620
Other Africa	1,667,797	1,269,895	2,502,663

Total Africa	1,926,277	1,391,019	2,766,283

Unclassified imports(2)	418,390	206,864	264,497

Total	142,146,854	71,397,102	92,497,186

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2020P	2021P
		(in millions of U.S. dollars)
Current account	(4,452)	(6,336)	(3,289)
Goods(2)	28,214	8,459	15,726
Total exports (f.o.b.)	163,355	76,364	103,698
Non-oil and gas exports	154,875	72,299	97,343
Oil and gas exports	8,480	4,065	6,355
Total imports (f.o.b.)	(135,141)	(67,905)	(87,972)
Non-oil and gas imports	(121,275)	(60,402)	(75,965)
Oil and gas imports	(13,867)	(7,503)	(12,007)
Services	(9,687)	(3,857)	(7,023)
Primary income	(28,911)	(14,070)	(14,888)
Secondary income	5,932	3,132	2,896
Capital account	37	6	7
Financial account(4)	7,816	7,998	7,461
(i) Public sector	3,413	(2,046)	2,549
Portfolio investment	1,424	(1,293)	4,039
Assets	—	—	—
Liabilities	1,424	(1,293)	4,039
Other investment	1,989	(753)	(1,489)
Assets	—	—	—
Liabilities	1,989	(753)	(1,489)
Loans	1,989	(753)	(1,489)
Drawings	8,166	2,277	1,519
Repayments	(6,177)	(3,031)	(3,008)
Other liabilities	—	—	—
(ii) Private sector	4,403	10,044	4,912
Direct investment	13,858	8,702	9,521
Assets	(5,035)	(1,427)	(1,772)
Liabilities	18,893	10,129	11,293
Portfolio investment	1,945	4,693	5,244
Assets	(1,199)	(269)	(623)
Liabilities	3,144	4,962	5,867
Financial derivatives	18	(202)	134
Other investment	(11,418)	(3,149)	(9,987)
Assets	(11,872)	(5,242)	(5,613)
Liabilities	455	2,093	(4,373)
Errors and omissions	(805)	(968)	(565)
Overall balance	2,597	701	3,615
Reserves and related items	(2,597)	(701)	(3,615)
Memorandum(3)
Reserve asset position	135,897	131,718	137,093

Source:    Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

In 2020, the current account deficit decreased considerably to U.S.$4.5 billion compared to a U.S.$30.3 billion deficit in 2019. The lower current account deficit was primarily due to higher goods trade surplus and lower primary income deficit. The higher goods trade surplus in 2020 was driven by rapid growth of the non-oil and gas trade surplus coupled with a narrower oil and gas trade deficit. In addition, lower primary income deficit was in line with the ongoing Covid-19 pandemic coupled with exceptional global financial market uncertainty, which fed through to deteriorating corporate performance and lower foreign capital inflows in the form of direct investment, portfolio investment and other investment. On the other hand, the services trade deficit recorded a wider deficit which was primarily caused by reduction in the travel services trade surplus due to a precipitous decline of international and domestic travelers caused by closed borders and mobility restrictions to prevent Covid-19 transmission.

The capital and financial account surplus decreased to U.S.$7.9 billion in 2020 compared to a U.S.$36.6 billion surplus in 2019, primarily due to a net outflow of portfolio investment at the beginning of the year in response to global financial market panic stoked by rapid Covid-19 transmission around the world.

Indonesia’s overall balance of payments in 2020 recorded a surplus of U.S.$2.6 billion, accompanied by a higher position of reserve assets from U.S.$129.2 billion at the end of 2019 to U.S.$135.9 billion at the end of 2020.

After recording a U.S.$6.3 billion deficit in the first half of 2020, the current account recorded a smaller deficit of U.S.$3.3 billion in the first half of 2021. The lower deficit was primarily supported by a goods trade surplus due to stronger exports in line with increasing demand in Indonesia’s main trading partners and rising global commodities prices, amidst increment of imports as the domestic economy continues to recover. On the other hand, the services trade balance deficit increased, mainly due to freight services payments as goods imports increased. The primary income deficit also widened due to increased yield payments in line with corporate performance improvement.

The capital and financial account recorded a U.S.$7.5 billion surplus in the first half of 2021 on the back of direct investment and portfolio investment surpluses in line with positive investor perceptions of domestic economic outlook amidst ongoing global financial market uncertainty. Nonetheless, the surplus slightly decreased from a U.S.$8,0 billion in the same period last year, primarily stemmed from the increasing deficit of other investment.

Indonesia’s overall balance of payments in the first half of 2021 recorded a surplus of U.S.$3.6 billion, accompanied by official reserve assets of U.S.$137.1 billion as of June 30, 2021, an increase from U.S.$135.9 billion as of December 31, 2020.

Financial System

The Banking System

As of June 30, 2021, total banking assets were Rp9,585.7 trillion, consisting of commercial bank assets of Rp9,411.2 trillion and rural bank assets (including assets of sharia rural banks) of Rp174,5 trillion.

Islamic Financial System

As of June 30, 2021, of the 89 underwriters licensed by OJK, only 26 were involved in issuances of Sukuk, and only 61 of the 97 investment managers (including one sharia investment manager fully managing Sharia funds) were licensed by OJK.

As of June 30, 2021, assets of Sharia banks were Rp426.8 trillion, or 4.4% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,	As of July 31,
	2020P	2021P
Base Money (M0)	1,147,200	1,115,114
Currency in Circulation(1)	898,870	852,891
Commercial Banks Demand Deposits at Bank Indonesia	246,807	256,836
Private sector Demand Deposits	1,523	5,387
Bank Indonesia Certificates (“SBI”)(2)	—	—
Factors Affecting Base Money (M0)	1,147,200	1,115,114
Net Foreign Assets	1,877,480	1,948,146
Claims on Non-Residents	1,997,927	2,069,206
Liabilities to Non-Resident	(120,447)	(121,060)
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims	—	—
Net claims on central Government	(191,278)	(257,943)
Claims on central Government	124,326	116,564
Liabilities to central Government	(315,605)	(374,506)
Claims on Other Sectors	9,805	9,805
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	9,805	9,805
Open Market Operations(3)	(15,312)	799
Other Liabilities to Commercial & Rural Banks	(58,222)	(83,467)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	—	—
Shares and Other Equity	(447,681)	(452,856)
Net Other items	(27,649)	(49,427)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfil the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfil the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of June 30, 2021

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:
Commercial banks	107		9,411.2		74.7
Rural credit banks(1)	1,655		174.5		1.4

Total banking	1,762		9,585.7		76.1

Insurance:
Life insurance	60		589.8		4.7
General insurance & Reinsurance	84		221.5		1.8
Social insurance(2)	5		711.5		5.6

Total insurance	149		1,522.8		12.1

Pension funds:
Financial institution pension funds	26		112.2		0.9
Employer pension funds	191		207.2		1.6

Total pension funds	217		319.4		2.5

Finance companies(3)	167		435.6		3.5
Venture capital companies	61		21.4		0.2
Securities companies	123	(4)	59.7	(5)	0.5
Mutual funds (collective investment schemes, not institutions)	2,207		536.1		4.3
Credit guarantee companies	22		33.5		0.3
Pawn shops	104		78.4		0.6

Total	4,812		12,592.6		100.0

Sources:    OJK

*	Unaudited.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, sharia financing and other financing based on OJK approval.
(4)	Includes 27 securities companies that are not members of a securities exchange but act as broker-dealers.
(5)	Only assets of securities companies as members of a securities exchange.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of June 30,
	2020	2021P
	(in trillions of Rupiah)
Assets
Loans	5,547.6	5,644.9
Interbank Assets	252.8	248.0
Placements at Bank Indonesia	775.4	981.3
Securities (including Government Bonds)	1,466.9	1,674.9
Equity Participation	55.0	60.6
Other Claims	656.5	467.4
Others	423.6	334.1
Total Assets	9,177.8	9,411.2
Liabilities
Third Party Funds	6,665.4	6,966.3
Liabilities owed to Bank Indonesia	6.0	4.8
Interbank Liabilities	176.7	164.2
Securities	125.1	118.9
Borrowing	270.0	247.9
Other Liabilities	135.0	92.8
Guarantee Deposits	4.4	3.8
Others	526.2	516.6
Capital:
Paid in Capital	229.6	244.3
Reserves	73.7	81.0
Current Earnings/Loss	104.7	67.5
Retained Earnings/Loss	612.6	652.1
Estimates of Additional Paid in Capital	192.2	191.0
Others	56.2	60.0
Total Liabilities	9,177.8	9,411.2

Source:    OJK.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of June 30,
	2020P	2021P
	(percentages)
CAR	23.8	24.3

Source:    OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of June 30,
	2020P	2021P
	(percentages)
Gross NPL ratio	3.1	3.2

Source:    OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the eight months ended August 31, 2021.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	7,398.7
Listed shares (in billions of shares)	6,644.2
Average daily transaction value (in billions of Rupiah)(1)	13,199.7
Average daily transaction volume (in millions of shares)(1)	19,187.2

Source:    IDX

(1)	For the eight months ended August 31, 2021.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of August 31, 2021, the market capitalization of the JII was Rp1,823.5 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI is comprised of 427 Sharia stocks which are listed on the IDX as of August 31, 2021. As of August 31, 2021, the market capitalization of the ISSI was Rp3,440.2 trillion.

Monetary Policy

Bank Indonesia has continued and strengthened its policy mix since the outbreak of the Covid-19 pandemic to support the national economic recovery and maintain financial system stability. Bank Indonesia directs all of its policy mix instruments - monetary, macroprudential, and payment systems - to support the national economic recovery, in close coordination with the Government and the Financial System Stability Committee.

In July 2021, Bank Indonesia maintained the BI Repo Rate at 3.50% and maintained the deposit facility rate at 2.75% and lending facility rate at 4.25%. The decision is consistent with the need to maintain exchange rate and financial system stability given elevated global financial market uncertainty amidst projected low inflation and efforts to revive economic growth impacted by the Covid-19 pandemic. In addition, Bank Indonesia continues to optimize its policy mix towards maintaining macroeconomic and financial system stability, while supporting efforts to improve the national economy. Bank Indonesia nurtured intermediation by strengthening prime lending rate transparency with an emphasis on the risk premium and its impact on setting interest rates for new loans across various credit segments (appendix). On the payment system sides, Bank Indonesia strengthened the payment system ecosystem through implementation of regulations to simplify a more efficient licensing/approval process, while fostering innovation in terms of payment system services. Bank Indonesia also increased support for a fast, simple, affordable, secure and reliable payment system that underpins government social aid program (bansos) disbursements and online transaction efficiency. Additionally, Bank Indonesia strengthened exports by extending the export suspension sanctions (Sanksi Penangguhan Ekspor) exemptions that were due to end on November 29, 2020 until December 31, 2022 in order to exploit increasing demand in trading partner countries as well as rising international commodity prices. Other recent monetary policy decisions include promoting trade and investment as well as continuing to socialize the use of local currency settlement in conjunction with other relevant institutions.

In August 2021, Bank Indonesia maintained the BI Repo Rate at 3.50% and maintained the deposit facility rate at 2.75% and lending facility rate at 4.25%. The decision is consistent with the need to maintain exchange rate and financial system stability amid projected low inflation and efforts to revive economic growth. In addition, Bank Indonesia continued to optimize its policy mix towards maintaining macroeconomic and financial system stability, while supporting efforts to improve the national economy. Bank Indonesia also nurtured intermediation by strengthening prime lending rate transparency with an emphasis on prime lending rate transmission to interest rates on new loans, particularly housing loans. In addition, with respect to the payment system, Bank Indonesia continued to accelerating Quick Response Code Indonesia Standard (“QRIS”) uptake, including cross-border QRIS, and implementing the National Open API Payment Standard towards broader digital economic and financial integration. Bank Indonesia also continued to maintaining a seamless and reliable payment system, while supporting government programs through collaborative trials of social aid program (bansos) digitalization and the Government transaction electronification program. Furthermore, Bank Indonesia continues to promote trade and investment and the use of local currency settlement in conjunction with other relevant institutions.

To stimulate national economic recovery and maintain financial system stability, Bank Indonesia has introduced monetary stimuli in the form of quantitative easing. Beginning in 2020, Bank Indonesia has injected liquidity through quantitative easing to the banking industry totaling Rp840.72 trillion, consisting of Rp726.57 trillion in 2020 and Rp114.15 trillion in 2021 (as of August 16, 2021). Synergy between monetary expansion and fiscal stimuli has been strengthened through Government securities purchases by Bank Indonesia in the primary market. After making purchases in the primary market totaling Rp473.42 trillion to fund the 2020 State Budget, Bank Indonesia continues to purchase Government securities in the primary market to help fund the 2021 State Budget through mechanisms pursuant to the Joint Decree issued by the Minister of Finance and Governor of Bank Indonesia on April 16, 2020, which was subsequently extended on December 11, 2020 until December 31, 2021. As of August 16, 2021, purchases of Government securities in the primary market reached Rp131.96 trillion, consisting of Rp56.50 trillion through primary auction and Rp75.46 trillion through greenshoe options.

On August 23, 2021, the Ministry of Finance and Bank Indonesia issued the third Joint Decree (“SKB III”) to cooperate on financing health and humanitarian care. The SKB III was enacted after the first Joint Decree on April 16, 2020 pursuant to which Bank Indonesia acted as backstop buyer in primary market auctions of Government securities and the second Joint Decree on July 7, 2020 providing “burden sharing” arrangement between the Government and Bank Indonesia. Pursuant to the SKB III, the Government will issue Government securities to Bank Indonesia through private placement. Bank Indonesia will contribute all interest costs on financing vaccination programs and certain healthcare expenses relating to the Covid-19 pandemic, and the amount of contribution will be determined considering Bank Indonesia’s balance sheet capacity, up to a maximum amount of Rp58 trillion for 2021 and Rp40 trillion for 2022. Meanwhile, the remaining interest costs on financing healthcare expenses relating to the Covid-19 pandemic and expenses of humanitarian initiatives including protection programs for affected communities and small businesses will be covered by the Government with a variable interest rate at the three-month Bank Indonesia Reference Rate, which will be below the market rate of similar borrowings. The maximum amount of aforementioned interest costs to be borne by the Government will be Rp157 trillion for 2021 and Rp184 trillion for 2022. Such joint effort is a manifestation of the strong synergy and coordination of fiscal policy of the Government and monetary policy of Bank Indonesia, as well as Bank Indonesia’s commitment to support state revenue and expenditure budget financing so as to accelerate the national economic recovery.

Money Supply

The following table sets forth the money supply as of the periods indicated.

Money Supply

		Money
End of period	Base money	Currency	Demand deposits	TotalM1	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2020P	1,147,200	760,045	1,095,580	1,855,625	5,021,205	23,220	6,900,049
2021 (As of June 30)P	1,069,791	739,105	1,176,423	1,915,528	5,187,627	16,457	7,119,612

Source:    Bank Indonesia

P	Preliminary.
M1	Narrow Money.
M2	Broad Money.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net)(1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2020P	1,711,188	818,727	5,126,988	707,246
2021 (As of June 30)P	1,809,374	797,625	5,180,833	823,320

Source:    Bank Indonesia

P	Preliminary.
(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of December 31, 2020, broad money experienced faster growth on the back of narrow money and quasi-money. Totaling Rp6,900.0 trillion, broad money growth accelerated to 12.4% (year on year) compared to 6.5% (year on year) growth as of the end of the previous year. Narrow money growth increased to 18.5% (year on year) compared to 7.4% (year on year) as of the end of the previous year, in line with increases recorded in terms of currency outside banks and Rupiah demand deposits. Quasi-money growth increased to 10.5% (year on year), compared to the 6.1% (year on year) at the end of the previous year, due to increases in all components, namely time deposits, saving deposits and foreign currency demand deposits.

As of June 30, 2021, broad money grew by 11.4% (year on year) compared to 8.2% (year on year) as of the same date in the previous year, resulting from faster growth in narrow money and quasi money. Narrow money growth increased to 17.0% (year on year) as of June 30, 2021 compared to 8.2% (year on year) as of the same date in the previous year, due to faster growth in currency outside banks and Rupiah demand deposits. Quasi-money growth increased to 9.6% (year on year) compared to 8.1% (year on year) at the same date in the previous year, boosted by saving deposits and foreign currency demand deposits.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,		Seven Months Ended July 31,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,285.1	1,444.5	711.0	788.9
Non-tax revenue	343.8	298.2	209.0	242.1
Total domestic revenues	1,629.0	1,742.7	920.0	1,031.0
Grants	18.8	0.9	2.5	0.5

Total revenues and grants	1,647.8	1,743.6	922.5	1,031.5

Expenditures:
Central government expenditures	1,833.0	1,954.5	793.6	952.8
Transfer to regions and rural fund	762.5	795.5	458.8	415.5

Total expenditures	2,595.5	2,750.0	1,252.4	1,368.4

Primary balance(1)	(633.6)	(633.1)	(147.1)	(143.6)
Surplus/(deficit)	(947.7)	(1,006.4)	(329.9)	(336.9)

Financing:(2)
Debt Financing	1,229.6	1,177.4	518.0	468.1
Investment Financing	(104.7)	(184.5)	(16.5)	(48.6)
On-Lending	1.0	0.4	1.4	1.6
Government Guarantee	(3.6)	(2.7)	(0.4)	0.0
Other Financing	70.9	15.8	0.2	26.7

Total Financing	1,193.3	1,006.4	502.7	447.8

Source:     Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)	In 2020, total financing of Rp1,193.3 trillion exceeded the 2020 deficit of Rp947.7 trillion and the Government added the difference of Rp245.6 trillion to its reserves.

Preliminary 2022 Budget

One August 16, 2021, the Government submitted to the House of Representatives a bill for the 2022 budget. Budget policy for 2022 continues to focus on economic recovery and structural reform. The key macroeconomic assumptions for 2022 underlying the preliminary 2022 budget contained in the bill are as follows:

•	an economic growth rate of 5.0% to 5.5%;

•	an inflation rate of 3.0%;

•	an exchange rate of Rp14,350 to U.S.$1.00;

•	a 10-year treasury bonds rate of 6.82%;

•	an ICP of U.S.$63 per barrel;

•	an oil production by the Republic of 703 thousand barrels of oil per day; and

•	gas production by the Republic of 1,036 million barrels of oil equivalent of gas per day.

Tax revenues under the Preliminary 2022 Budget are targeted at Rp1,506.9 trillion, or an increase of 9.5% from the 2021 outlook number of Rp1,375.8 trillion. Non-tax revenues under the Preliminary 2022 Budget are targeted at Rp333.2 trillion, or a decrease of 6.7% from the 2021 outlook number of Rp357.2 trillion.

Total expenditure under the Preliminary 2022 Budget are estimated at Rp2,708.7 trillion, or an 0.4% increase from the 2021 outlook number of Rp2,697.2 trillion, comprising of Rp1,938.3 trillion in central Government expenditures and Rp770.4 trillion in transfer to regional and rural funds. Allocations in the Preliminary 2022 Budget include (i) Rp255.3 trillion for health budget; (ii) Rp427.5 trillion for social protection budget; (iii) Rp541.7 trillion for education; (iv) Rp384.8 trillion for infrastructure development; (v) Rp27.4 trillion for optimizing information and communication technology; and (vi) Rp76.9 trillion for food security.

The primary deficit in the Preliminary 2022 Budget is projected to be Rp868.0 trillion, or 4.9% of GDP, a reduction from the 2021 outlook of 5.8%. The Government expects to fund the deficit from debt financing.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,		Seven Months Ended July 31,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	33.0	45.8	19.8	25.6
Non-oil and gas	561.0	638.0	349.9	347.5

Total income tax	594.0	683.8	369.7	373.1
Value added tax (VAT)	450.3	518.5	219.5	257.7
Land and building tax	21.0	14.8	9.5	10.8
Excises	176.3	180.0	88.4	104.5
Other taxes	6.8	12.4	3.3	6.1

Total domestic taxes	1,248.4	1,409.6	690.4	752.2
International trade taxes:
Import duties	32.4	33.2	19.0	20.8
Export tax	4.3	1.8	1.6	15.9

Total international trade taxes	36.7	35.0	20.6	36.7

Total tax revenues	1,285.1	1,444.5	711.0	788.9

	Year Ended December 31,		Seven Months Ended July 31,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Non-tax revenues:
Natural resources:
Oil	44.9	57.9	30.3	41.0
Gas	24.2	17.1	13.7	6.6

Total oil and gas	69.1	75.0	44.0	47.6
General mining	21.2	22.1	11.6	20.1
Forestry	4.4	4.6	1.9	2.6
Fishery	0.6	1.0	0.4	0.3
Geothermal	2.0	1.4	0.7	0.8

Total non-oil and gas	28.1	29.1	14.6	23.8

Total natural resources	97.2	104.1	58.6	71.3
Profit transfer from SOEs	66.1	26.1	57.4	27.2
Other non-tax revenues	111.2	109.2	60.4	79.2
Public Service Agency (BLU) Income(1)	69.3	58.8	32.6	64.3

Total non-tax revenues	343.8	298.2	209.0	242.1

Total domestic revenues	1,629.0	1,742.7	920.0	1,031.0

Grants	18.8	0.9	2.5	0.5
Total revenues and grants	1,647.8	1,743.6	922.5	1,031.5

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)

Includes Government’s share of Bank Indonesia’s profits representing amounts in excess of Bank Indonesia’s capital ratio requirements, which excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Government revenues increased by 11.8% from Rp922.5 trillion in the seven months ended July 31, 2020 to Rp1,031.5 trillion in the seven months ended July 31, 2021, caused by increases in tax revenues. From the seven months ended July 31, 2020 to the seven months ended July 31, 2021, total tax revenues increased by 11.0% from Rp711.0 trillion to Rp788.9 trillion, in line with improving economic activity and international trade; and total non-tax revenue increased by 15.8% from Rp209.0 trillion to Rp242.1 trillion, in line with the upward trend in commodity prices, especially oil, minerals, coal, and crude palm oil (CPO).

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,		Seven Months Ended July 31,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	380.5	421.1	222.1	241.3
Good and services expenditures	422.3	362.5	121.9	217.3
Capital expenditures	190.9	246.8	46.8	85.8
Interest payments:
Domestic debt	297.2	355.1	171.8	186.6
Foreign debt	16.9	18.2	11.0	6.7
Total interest payments	314.1	373.3	182.8	193.2
Subsidies:
Energy subsidies	97.4	110.5	56.1	69.5
Non-energy subsidies	98.8	64.8	27.6	30.0
Total subsidies	196.2	175.4	83.6	99.6
Grant expenditures	6.3	6.8	0.7	0.6
Social assistance(1)	202.5	161.4	117.0	102.0
Other expenditures	120.0	207.3	18.6	13.1

Total central Government expenditures	1,833.0	1,954.5	793.6	952.8

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	93.9	102.0	52.3	44.9
General allocation funds	381.6	390.3	258.3	234.9
Total general transfer funds	475.5	492.3	310.7	279.8
Specific allocation funds:
Physical special allocation fund	50.2	65.2	10.6	8.7
Non-physical special allocation fund	126.4	131.2	74.0	77.9
Total specific allocation funds	176.6	196.4	84.6	86.6
Total balanced funds	652.1	688.7	395.2	366.4
Regional incentive fund	18.5	13.5	8.8	7.0
Specific autonomy funds(2)	19.6	20.0	5.9	5.8
Specific Fund for Special Region of Yogyakarta	1.3	1.3	1.1	1.1
Total Transfer to Regions	691.4	723.5	410.9	380.3
Rural Fund	71.1	72.0	47.9	35.2

Total transfers to regions and Rural Fund	762.5	795.5	458.8	415.5

Total Government expenditures	2,595.5	2,750.0	1,252.4	1,368.4

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Total Government expenditures in the seven months ended July 31, 2021 reached Rp1,368.4 trillion or an increase of 9.3% from Rp1,252.4 trillion in the seven months ended July 31, 2020, primarily due to higher central Government expenditures to support Government programs in handling Covid-19 and economic recovery at the central and regional levels. From the seven months ended July 31, 2020 to the seven months ended July 31, 2021, total central Government expenditure increased by 20.1% from Rp793.6 trillion to Rp952.8 trillion, primarily due to high expenditures from line ministries, which was mainly driven by the realization for infrastructure, connectivity projects, vaccination, medical treatment claims, productive relief programs, as well as disbursement of various protection programs. Total transfers to regions and rural fund decreased by 9.4% from Rp458.8 trillion to Rp415.5 trillion, primarily due to lower general allocation funds realization.

Fuel Prices and Subsidies

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,		Seven Months Ended July 31,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	108.8	110.5	56.1	69.5
Non-energy subsidies	87.4	64.8	27.6	30.0
Total subsidies	196.2	175.4	83.6	99.6

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Expenditure Allocation

The table below sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,
	2020L	2021B
	(in trillions of Rupiah)
Education	473.7	550.0
Infrastructure	286.5	417.4
Energy Subsidy	108.8	110.5
Health	172.3	169.7

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year Ended December 31,		Seven Months Ended July 31,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Debt financing
Government securities (net)	1,177.2	1,207.3	513.4	487.4
Loans
Domestic loans (net)	2.4	1.0	0.4	0.2
Foreign loans:
Gross drawings:
Program loan	102.3	21.9	41.8	19.6
Project loan	38.9	29.5	11.4	7.7
Total gross drawing	141.1	51.4	53.2	27.3
Amortization	(91.0)	(82.3)	(48.9)	(46.9)
Total foreign loan (net)	50.1	(30.9)	4.3	(19.5)
Total loans (net)	52.5	(29.9)	4.6	(19.4)

Total debt financing	1,229.6	1,177.4	518.0	468.1

Investment financing
Investment to SOEs	(31.3)	(37.4)	(9.5)	0.0
Investment to other institutions	(25.0)	(5.0)	0.0	0.0
Investment to public service agencies	(31.3)	(60.7)	(7.0)	(38.6)
Investment in financial organisations/institutions	(0.7)	(0.9)	0.0	0.0
Revenue of investment	22.0	—	0.0	—
Government’s Investments	(38.4)	(10.0)	0.0	(10.0)
Others investment financing	—	(70.4)	0.0	0.0

Total investment financing	(104.7)	(184.5)	(16.5)	(48.6)

Lending
On-lending to SOEs/local government/institutions/other agencies:	1.0	0.4	1.4	1.6
Total lending	1.0	0.4	1.4	1.6
Mandatory guarantee	(3.6)	(2.7)	(0.4)	0.0
Other financing	70.9	15.8	0.2	26.7

Total financing (net)	1,193.3	1,006.4	502.7	447.8

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Public Debt

As of July 31, 2021, the central Government’s foreign debt-to-GDP ratio was 13.1%, with foreign debt to total debt ratio of 32.3%.

External Public Debt of the Republic

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,	As of July 31,
	2020	2021P
	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	33.0	32.8
Bilateral creditors	23.7	21.6
Commercial(2)	88.0	92.2
Total	144.7	146.6
Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.7%	13.1%

Source: Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of July 31, 2021, 62.9% and 37.1% of the outstanding external public debt of the Republic are from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of July 31, 2021 was U.S.$146.6 billion.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,	As of May 31,
	2020	2021P
	(in millions of U.S. dollars)
Bilateral loans	23,739.3	21,617.7
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	19,285.6	18,822.7
Asian Development Bank	10,999.8	11,199.1
Islamic Development Bank	1,325.6	1,294.3
Nordic Investment Bank	9.4	8.7
European Investment Bank	—	—
International Fund for Agricultural Development	195.7	205.1
Asian Infrastructure Investment Bank	1,187.4	1,272.9
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	33,003.5	32,802.8

Total loans	56,742.8	54,420.5

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,		As of July 31,
	2020		2021P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	95,823	95,823	99,222	99,222
Japanese yen	2,391,841	23,142	2,377,799	21,714
Euros	18,036	22,160	18,797	23,376
SDR	861	1,239	781	1,116
British pounds	17	22	2	2
Others	Multiple Currencies	2,315	Multiple Currencies	2,152
Total	N/A	144,702	N/A	146,581

Source:    Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of July 31, 2021, 67.7%, 14.8%, 15.3% and 2.2% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total
	(in billions of U.S. dollars)
2020R	9.8	4.7	14.4
2021*	11.2	4.2	15.4
2022**	13.2	4.1	17.2
2023**	13.0	3.8	16.8
2024**	12.9	3.5	16.4

Source:    Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2021 to July 31, 2021 and (ii) projected principal and interest payments to be made from August 1, 2021 to December 31, 2021 based on external debt outstanding as of July 31, 2021.

**	Projected based on external debt outstanding as of July 31, 2021.

External Debt of Bank Indonesia

As of December 31, 2020 and June 30, 2021, external debt of Bank Indonesia amounted to U.S.$2,871 million and U.S.$2,836 million, respectively, entirely comprising multilateral debt, and commercial debt was nil as of each of the two dates. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2020	0.0	19.15	19.15
2021*(1)	0.0	2.12	2.12

Source:    Bank Indonesia

*	Projected based on external debt outstanding as of June 30, 2021.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of June 30, 2021.

External Debt of State-Owned-Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State Owned Enterprises(1)

	As of December 31,	As of June 30,
	2020P	2021P
	(in millions of U.S. dollars)
Financial institutions:
Bank	8,807	9,718
Non-bank	2,615	2,901

Total financial institutions	11,422	12,619
Non-financial institutions	45,690	47,660

Total	57,113	60,278

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

	As of December 31,	As of July 31,
	2020	2021P
	(in trillions of Rupiah)
Total domestic public debt(1)	4,038.2	4,450.3

Source:    Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government.

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2020R	245.1	248.1	493.2
2021*	357.2	276.4	633.6
2022**	273.7	272.0	545.7
2023**	352.1	256.8	608.9
2024**	367.9	229.0	596.9

Source:    Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2021 to July 31, 2021 and (ii) projected principal and interest payments to be made from August 1, 2021 to December 31, 2021 based on domestic debt outstanding as of July 31, 2021.

**	Projected based on domestic debt outstanding as of July 31, 2021.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	End of Period	Average
	Rupiah per U.S. dollar
2016	13,473	13,305
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021^	14,268	14,317

Source:    Bank Indonesia

^	As of August 31, 2021 (average exchange rate on year-to-date basis).

As of August 31, 2021, the Rupiah depreciated by 1.52% to Rp14,268 per U.S. dollar from Rp14,050 per U.S. dollar as of December 30, 2020, but on average the Rupiah appreciated by 1.45% year to date to Rp14,317 per U.S. dollar. The Rupiah stability was in response to Bank Indonesia’s stabilization measures and supported by increasing foreign capital inflows to domestic financial markets in line with lower global financial market uncertainty and the positive perspective of investors concerning the domestic economic recovery, despite ongoing risks relating to the US Federal Reserve’s tapering policy and Delta variant transmission.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31, 2020P	As of July 31, 2021P
	(in millions of U.S. dollars, except for months)
Gold	4,758	4,621
SDRs	1,605	1,591
Reserve position with the IMF	1,135	1,132
Foreign exchange and others	128,398	129,999

Total	135,897	137,343

Total as number of months of imports and Government external debt repayments	9.8	8.6

Source:    Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of July 31, 2021, foreign reserves increased to U.S.$137.3 billion, equivalent to 8.6 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

Regional Swap Arrangements of the Republic

As of August 31, 2021, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated.

Debt-to-GDP Ratios

	As of December 31, 2020L	As of July 31, 2021P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	39.4	40.5
Debt service to GDP ratio	4.8	3.7
Total public debt of the central Government (in billions of U.S.$)(1)	431.0	454.3
—% in Loans	14.1	12.8
—% in Bonds	85.9	87.2

Source:    Ministry of Finance, Bank Indonesia

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of July 31, 2021, the central Government’s debt-to-GDP ratio was 40.5%, with U.S.$454.3 billion of total public debt of the central Government, 12.8% of which are in loans and 87.2% are in bonds.